Exhibit 10.11

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Apellis Pharmaceuticals, Inc. (the “Company”) will maintain the following non-employee director compensation program following the effective date of the registration statement relating to the Company’s initial public offering:

Cash Compensation. Each non-employee director will receive a cash retainer for service on the board of directors (the “Board”) and for service on each committee on which the director is a member. The chairmen of the Board and of each committee will receive higher retainers for such service. The amounts of the retainers are as follows:

	Member Annual Retainer	Chairman Additional Annual Retainer
Board of Directors	$40,000	$25,000
Audit Committee	$8,000	$8,000
Compensation Committee	$5,000	$5,000
Nominating and Corporate Governance Committee	$4,000	$4,000

These retainers are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that (i) the amount of such payment shall be prorated for any portion of such quarter during which the director was not serving on the Board, on such committee or in such position and (ii) no retainer shall be payable in respect of any period prior to the effective date of the registration statement relating to the Company’s initial public offering and the first payment after such effective date shall be prorated therefor.

The Company will also reimburse its non-employee directors for reasonable travel and other expenses incurred in connection with attending Board and committee meetings.

Equity Compensation. Each non-employee director will receive an option to purchase 35,161 shares of the Company’s common stock upon his or her initial election to the Board. Each of these options will vest with respect to one-third of the award on each of the first, second and third anniversaries of the grant date, subject to the non-employee director’s continued service as a director. Further, on January 1st of each year, beginning on January 1, 2019, each non-employee director that has served on the Board for at least six months will receive an option to purchase 17,580 shares of the Company’s common stock. Each of these options will vest in four equal quarterly installments on April 1, July 1 and October 1 of the year in which the grant is made and on January 1 of the following year, unless otherwise provided at the time of grant, subject to the non-employee director’s continued service as a director.

All options issued to the non-employee directors under the Company’s non-employee director compensation program will become exercisable in full upon a change in control of the Company, will be granted at an exercise price per share equal to the fair market value of the Company’s common stock on the date of grant, and will have a term of ten years.